POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

As filed with the Securities and Exchange Commission on September 28, 2011     Registration No. 333-159527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-159527

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL TRAFFIC NETWORK, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-1117834
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

880 Third Avenue, 6th Floor

New York, NY 10022

Telephone: (212) 896-1255

Facsimile: (212) 986-3380

(Address of principal executive offices)

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

(Full title of plans)

William L. Yde III	Copies to:
Chief Executive Officer Global Traffic Network, Inc. 880 Third Avenue, 6th Floor New York, NY 10022 Telephone: (212) 896-1255 (Name and address of agent for service)	Alan M. Gilbert, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer ☐	Smaller reporting company
☐	☐	(Do not check if a smaller reporting company)	☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (File No. 333-159527) previously filed by Global Traffic Network, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on May 28, 2009 (the “Registration Statement”), pertaining to the registration of 600,000 shares (the “Shares”) of Company common stock, par value $.001 per share (the “Common Stock”), under Amended and Restated 2005 Stock Incentive Plan.

On August 2, 2011, GTCR Gridlock Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Parent”), GTCR Gridlock Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“U.S. Parent”), GTCR Gridlock Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of U.S. Parent (the “Purchaser”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Parent to acquire the Company by means of a tender offer by the Purchaser for all of the outstanding shares of Common Stock followed by the merger of the Purchaser with and into the Company (the “Merger”).

The tender offer expired on September 23, 2011. On September 28, 2011, following the purchase of shares in the tender offer and the purchase of shares from Global pursuant to the exercise of the top-up option granted to the Purchaser, pursuant to the provisions of the Nevada Revised Statutes 92A.180, the Purchaser effected a short-form merger with and into the Company, with the Company surviving and continuing as a wholly-owned subsidiary of U.S. Parent.

Pursuant to the Merger Agreement, all of the stock option and other equity incentive plans of the Company have been terminated as of September 28, 2011. Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Howard and the Commonwealth of Pennsylvania, on September 28, 2011.

GLOBAL TRAFFIC NETWORK, INC.

By:	/s/ Scott E. Cody
Scott E. Cody
Chief Financial Officer, Chief Operating Officer and Treasurer (principal financial officer and principal accounting officer)